Exhibit 10.2

THE INTERPUBLIC GROUP OF COMPANIES, INC.
EXECUTIVE PERFORMANCE PLAN

1.
Purpose. This Plan is intended to promote the interests of the Corporation’s shareholders by (i) incentivizing Participants to contribute to the long-term profitability of the Corporate Group, thereby aligning the executives’ interests with those of the Corporation’s shareholders and other stakeholders; (ii) motivating Participants by means of performance-related incentives that are appropriately balanced to avoid incentives for Participants to take unnecessary and excessive risks; and (iii) attracting and retaining employees of outstanding ability by providing competitive incentive compensation opportunities. It is also intended that all Awards payable or provided for under this Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and this Plan shall be interpreted accordingly. This Plan shall become effective January 1, 2015, subject to approval by shareholders in the manner required by Section 162(m) of the Code.

2.Definitions. For purposes of this Plan, the following terms shall have the following meanings:

2.1    “Annual Award” means an amount payable to a Participant under an Award relating to a Plan Year.

2.2    “Annual Bonus Pool” means a Bonus Pool established with respect to an Annual Award.

2.3    “Annual Performance Period” means each successive Plan Year (commencing with the 2015 Plan Year).

2.4    “Award” means an amount payable to a Participant under an Annual Award or a Long-Term Award.

2.5    “Board of Directors” means the Board of Directors of the Corporation.

2.6    “Bonus Pool” means, with respect to any Performance Period, the Annual Bonus Pool or the Long-Term Bonus
Pool, as applicable.

2.7    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.8    “Committee” means the Compensation and Leadership Talent Committee of the Board of Directors.

2.9    “Corporate Group” means the Corporation, together with its direct and indirect Subsidiaries.

2.10    “Corporation” means The Interpublic Group of Companies, Inc.

2.11    “Financial Statements” means the Corporation’s audited financial statements for the applicable Plan Year or Years.

2.12    “Long-Term Award” means an amount payable to a Participant under an Award relating to a Long-Term Performance Period.

2.13    “Long-Term Bonus Pool” means the bonus pool established pursuant to Section 4.2 for the granting of Long-Term Awards.

2.14    “Long-Term Performance Period” means each successive three-year period commencing on each January 1st (which, for the avoidance of doubt will commence on January 1, 2015) and ending on the third (3rd) December 31st thereafter.

2.15    “Participant” means an employee of the Corporate Group who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for a Plan Year or a Long-Term Performance Period.

2.16    “Payment Date” means, with respect to any Performance Period, the first payroll date that is at least five (5) business days following the Committee’s determination and certification of the applicable Bonus Pool for such Performance Period and exercise of any negative discretion pursuant to Section 5.2 below in respect of any Awards payable in respect of such

Performance Period, which shall, in all events, occur during the Plan Year immediately following the end of the applicable Performance Period.

2.17    “Performance Achievement” means, for each applicable Performance Period, the Corporation’s adjusted net income, which consists of the consolidated net income of the Corporation and its subsidiaries, determined in accordance with U.S. Generally Accepted Accounting Principles, before adjustment for income tax expense; extraordinary items related to acquisition, restructuring and related charges, net of tax; and other extraordinary items and any other unusual or non-recurring items of loss or expense, net of tax, as reflected in the applicable Financial Statement(s) for such Performance Period; provided, that the Committee may, in a manner consistent with Section 162(m) of the Code, in an objectively determinable manner and in accordance with U.S. Generally Accepted Accounting Principles, include or exclude unrealized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, the effectives of accounting, tax or legal changes, currency fluctuations, mergers and acquisitions, reserve-strengthening and other non-operating items in the calculation of Performance Achievement in respect of any Performance Period.

2.18    “Performance Incentive Plan” means The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan or any successor thereto.

2.19    “Performance Period” means an Annual Performance Period or a Long-Term Performance Period.

2.20    “Plan” means The Interpublic Group of Companies, Inc. Executive Performance Plan, as amended from time to time.

2.21    “Plan Year” means each calendar year.

2.22    “Subsidiary” means (i) any corporation, domestic or foreign, more than fifty percent (50%) of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than fifty percent (50%) of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than fifty percent (50%) of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

3.Determination of Bonus Pools.

3.1    Annual Bonus Pool. With respect to each Annual Performance Period, the Corporation shall establish an Annual Bonus Pool and credit (for bookkeeping purposes only) such Annual Bonus Pool with an amount equal to 8% of the Corporation’s Performance Achievement for such Annual Performance Period, as certified by the Committee. Notwithstanding anything herein to the contrary, with respect to each Annual Performance Period, in the event that the Committee assigns less than 100% of the applicable Annual Bonus Pool in respect of such Annual Performance Period, the unassigned percentage of the Annual Bonus Pool shall not be available for Awards hereunder and such unassigned percentage shall revert back to the Corporation.

3.2    Long-Term Bonus Pool. With respect to each Long-Term Performance Period, the Corporation shall establish a Long-Term Bonus Pool and credit (for bookkeeping purposes only) such Long-Term Bonus Pool with an amount equal to 8% of the Corporation’s Performance Achievement for such Long-Term Performance Period, as certified by the Committee. Notwithstanding anything herein to the contrary, with respect to each Long-Term Performance Period, in the event that the Committee assigns less than 100% of the applicable Long-Term Bonus Pool in respect of such Long-Term Performance Period, the unassigned percentage of the Long-Term Bonus Pool shall not be available for Awards hereunder and such unassigned percentage shall revert back to the Corporation.

4.Awards.

4.1    Within ninety (90) days after the beginning of each Performance Period (the “Establishment Date”), or otherwise in a manner consistent with the requirements to satisfy the performance-based compensation exception under Section 162(m) of the Code, the Committee shall designate Participants for such Performance Period and shall assign each such Participant a percentage of the applicable Bonus Pool for the Performance Period; provided, that the aggregate percentages granted to Participants in any applicable Bonus Pool shall never exceed 100% of such Bonus Pool. The maximum Annual Award which can be made to any one Participant for a Plan Year is 30% the Annual Bonus Pool and the maximum Long-Term Award which can be made to any one Participant for any Performance Period is 30% of the Long-Term Bonus Pool.

The Committee has the authority at any time (i) during any Performance Period to remove Participants from this Plan for that Performance Period, and (ii) before the applicable Establishment Date to add Participants to this Plan for a particular Performance Period.

5.Eligibility For Payment of Awards.

5.1    Subject to Section 5.2, a Participant who has been assigned a percentage of a Bonus Pool shall receive payment of an Award if (and only if) he or she remains continuously employed by the Corporate Group through the applicable Payment Date. No Participant shall be entitled to receive any payment with respect to an Award hereunder until the Committee certifies, in a manner sufficient to satisfy the certification requirement under Section 162(m) of the Code, that the applicable Bonus Pool should be funded. Notwithstanding anything herein to the contrary, if a Participant’s employment with the Corporate Group terminates for any reason before the end of a Performance Period, the Committee shall have the discretion to determine whether (a) such Participant will be entitled to any Award in respect of such Performance Period (subject to and based on attainment of the Performance Achievement for such Performance Period), (b) such Participant’s Award in respect of such Performance Period will be reduced on a pro-rata basis to reflect the potion of such Performance Period during which such Participant was employed by the Corporate Group, or (c) to make such other arrangement as the Committee deems appropriate in connection with the termination of such Participant’s employment (provided that the Committee shall not have discretion to increase the Participant’s percentage of the applicable Bonus Pool).

5.2    The Committee may, in its sole and absolute discretion and without specifying the reason for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero), the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant, provided; however, that the exercise of negative discretion shall not be permitted to result in any increase in the amount of any Award payable to any other Participant.

5.3    From time to time, the Committee may designate other compensation plans that will operate as sub-plans under this Plan (each such sub-plan, a “Sub-Plan”). Notwithstanding anything in a Sub-Plan to the contrary, the amount payable to a Participant in respect of any Performance Period pursuant to the terms of a Sub-Plan may never exceed the amount that such Participant is entitled to receive pursuant to this Plan in respect of such Performance Period, as determined and certified by the Committee.

6.Form and Timing of Payment of Awards.

6.1    Awards may be paid, in whole or in part, in cash, or any equity-based award made under the Performance Incentive Plan, as amended from time to time, or any successor or similar plan in effect when such grants are made, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose (including any vesting conditions).

6.2    If an Award is payable in shares of common stock of the Corporation or in another form permitted under the Performance Incentive Plan, such Awards will be issued and valued in accordance with the Performance Incentive Plan.

6.3    Any Award which is paid or provided hereunder to any Participant shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of any Sub-Plan under which such Award is granted may determine.

7.Deferral of Payment of Awards. The Committee may, in its sole discretion, permit a Participant to defer receipt of an Award, subject to such terms and conditions as the Committee shall impose.

8.Administration.

8.1    The Plan shall be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities; provided, however, the Committee may not delegate any of its authority or administrative responsibilities hereunder (and no such attempted delegation will be effective) if such delegation would cause any Award payable or provided for under this Plan not to be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and any such attempted delegation shall be void ab initio.

8.2    Subject to the provisions of the Plan, the Committee shall have exclusive power to select Participants, determine the amounts that shall be available for Awards each Performance Period, to interpret the Plan (including to correct any defect, remedy any omission, or reconcile any inconsistency), make any determinations deemed necessary or advisable for the administration of the Plan, and to establish the guidelines under which the Awards payable to each Participant shall be determined.

8.3    The Committee’s interpretation of the Plan, any determinations or decisions made regarding the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final, binding and conclusive on all persons (including current or former Participants and their executors).

8.4    The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

8.5    To the extent permitted by Section 162(m)(4)(C) of the Code, the Committee’s determinations under this Plan need not be uniform and may be made by it selectively among Participants (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled to, among other things, to make non-uniform and selective determinations as to (a) the persons to become Participants, (b) the reduction in a Participant’s Award in respect of any Performance Period, and (c) whether employment with the Corporate Group has been terminated for purposes of this Plan.

9.Amendment and Termination. The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided, that no amendment which requires shareholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the shareholders of the Corporation. The Board of Directors shall have the right to terminate or suspend the Plan in its sole discretion at any time for any or no reason.

10.Miscellaneous.

10.1    This Plan will continue until terminated or suspended by the Board of Directors in its sole discretion.

10.2    The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.3    No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.4    This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporate Group, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.5    All expenses and costs in connection with the operation of the Plan shall be borne by the Corporate Group.

10.6    No member of the Board of Directors or the Committee or any employee of the Corporate Group (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation therein. Each Covered Person shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be involved by reason of any action taken or omitted to be taken by such Covered Person, with the Corporation’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Corporation shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Corporation gives notice of its intent to assume the defense, the Corporation will have sole control over the defense with counsel of the Corporation’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to such indemnity claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled to pursuant to the Corporation’s bylaws or charter, as a matter of law, or otherwise, or any other power that the Corporation may have to indemnify such person or to hold them harmless.

10.7    The member of the Corporate Group making a payment under this Plan shall withhold therefrom such amounts (including for taxes) as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld. Further, the Corporation or other member of the Corporate Group shall have the right to offset amounts payable to a Participant pursuant to this Plan by any outstanding amounts such Participant then owes to any member of the Corporate Group.

10.8    Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board of Directors (or a committee or subcommittee of the Board of Directors) and, in each case, as may be amended from time to time. No such policy or amendment shall in any event require the prior consent of any Participant.

10.9    The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law, without regard to any conflicts or choice of law or principle that might otherwise refer the interpretation of the Plan or any right under the Plan to the substantive law of another jurisdiction.

10.10    In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate (or designated beneficiary, with respect to amounts payable in the form of the common stock of the Corporation).